EXHIBIT 4.2

Description of Capital Stock of Cure Pharmaceutical Holding Corp.

The following is a description of the capital stock of Cure Pharmaceutical Holding Corp. Our common stock, par value $0.001 per share, is registered under Section 12 of the Securities Exchange Act of 1934, as amended; This description does not describe every aspect of our capital stock and is subject to, and qualified in its entirety by reference to, the provisions of our Amended and Restated Certificate of Incorporation and our Bylaws, each as currently in effect, each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, to which this Description of Capital Stock is filed as an exhibit. References to “we,” “our,” and “us” refer to Cure Pharmaceutical Holding Corp.

Authorized Capital Stock

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001 per share.

Common Stock

Our common stock is quoted on the OTCQB under the trading symbol “CURR.” The transfer agent for our common stock is VStock Transfer LLC.

The following summarizes the rights of holders of our common stock:

Voting

The holders of our common stock are entitled to one vote per share. The number of authorized shares of common stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of our capital stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law (“DGCL”).

Dividends

Subject to applicable law, dividends may be declared and paid on of our common stock when and as determined by our board of directors out of assets legally available for dividends.

As a Delaware corporation, we are subject to certain restrictions on dividends under the DGCL. Generally, a Delaware corporation may only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.

Liquidation Rights

Upon our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of common stock will be entitled to share in all of our assets legally remaining for distribution after payment of all debt and other liabilities, ratably in proportion to the number of shares of common stock held by them.

Redemption Rights

There are no redemption or sinking fund provisions applicable to our common stock.

Preemptive Rights and Conversion Rights

There are no preemptive or conversion rights applicable to our common stock.

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Anti-Takeover Effects of Provisions of Delaware Law, our Amended and Restated Certificate of Incorporation, and our Bylaws

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL (“Section 203”). Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with, associated with or controlling or controlled by such entity or person.

Amended and Restated Certificate of Incorporation and Bylaws

The following provisions of our Amended and Restated Certificate of Incorporation and Bylaws may make a change in control of our company more difficult and could delay, defer or prevent a tender offer or other takeover attempt that a stockholder might consider to be in its best interest, including takeover attempts that might result in the payment of a premium to stockholders over the market price for their shares. These provisions also may promote the continuity of our management by making it more difficult for a person to remove or change the incumbent members of our board of directors.

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Election and Removal of Directors. Our Amended and Restated Certificate of Incorporation and Bylaws contain provisions that establish specific procedures for appointing and removing members of our board of directors. Under our Amended and Restated Certificate of Incorporation and Bylaws, vacancies and newly created directorships on our board of directors may be filled by a majority of the directors then serving on the board of directors, not by stockholders.

No Cumulative Voting. Stockholders do not have the right to cumulate votes in the election of directors under our Amended and Restated Certificate of Incorporation (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose).

Special Meetings of Stockholders. Our Amended and Restated Certificate of Incorporation and Bylaws provide that special meetings of our stockholders may only be called by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors, the chairperson of the board, our officers, or any stockholder holding at least fifteen percent (15%) of the voting power of the capital stock issued and outstanding and entitled to vote thereat.

Advance Notice Procedures for Director Nominations. Our Bylaws establish advance notice procedures for stockholders seeking to nominate candidates for election as directors at an annual or special meeting of stockholders. Although our Bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates to be elected at an annual meeting, our Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Action by Written Consent. Our Bylaws provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock.

Amending Our Certificate of Incorporation and Bylaws. Our Amended and Restated Certificate of Incorporation may be amended by the affirmative vote of the holders of at least majority of the voting power of our then-outstanding capital stock entitled to vote thereon. Our Bylaws may be amended by the affirmative vote of a majority of our board of directors or by the affirmative vote of the holders of at least majority of the voting power of our then-outstanding capital stock entitled to vote thereon.

Exclusive Jurisdiction. Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of duty by any of our directors, officers, employees, or agents, or our stockholders in such capacity, any action asserting a claim arising pursuant to the DGCL, any action to interpret, apply, enforce, or determine the validity of the Delaware Certificate of Incorporation or Bylaws, or any action asserting a claim governed by the internal affairs doctrine. Our Bylaws also provide that this section is not intended to apply to claims arising under the Securities Act and the Exchange Act.

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